                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

             [LETTERHEAD OF GREAT WESTERN FINANCIAL CORPORATION]



Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders which will be held on Tuesday, April 23, 1996, at 11:00 a.m. in Chatsworth, California.

  The enclosed Notice and Proxy Statement contain details concerning the business to come before the Meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of three directors. Please complete, sign and return your Proxy Card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend.

Sincerely,

/s/ John F. Maher                         /s/ James F. Montgomery

John F. Maher                             James F. Montgomery
President and Chief Executive             Chairman of the Board

                 [LOGO OF GREAT WESTERN FINANCIAL CORPORATION]

               9200 Oakdale Avenue, Chatsworth, California 91311

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 23, 1996

                             ---------------------

  The annual meeting of shareholders of Great Western Financial Corporation (the "Company" or "GWFC") will be held in the Company's Employee Center at 19809 Prairie Street, Chatsworth, California 91311, on Tuesday, April 23, 1996, at 11:00 a.m., to consider and vote on the following matters described in this Notice and Proxy Statement:

  (1) The election of three members to the Board of Directors for a term of three years; and

  (2) Such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

  Enclosed is a Proxy Statement describing the matters to be voted upon at the annual meeting. Please read it carefully and then sign, complete and return your Proxy as promptly as possible. If you receive more than one Proxy because your shares are registered in different names or addresses, each such Proxy should be signed and returned to assure that all your shares will be voted.

                                          J. Lance Erikson,

                                                  Secretary

March 21, 1996

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THANK YOU.

Requests for Additional Copies of the Proxy Material should be Addressed to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005. Telephone (800) 223-2064.

                 [LOGO OF GREAT WESTERN FINANCIAL CORPORATION]

               9200 Oakdale Avenue, Chatsworth, California 91311

                             ---------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING APRIL 23, 1996

                             ---------------------

                              GENERAL INFORMATION

  The Board of Directors has fixed Thursday, February 29, 1996, at the close of business, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to vote. The stock transfer books will not be closed.

  THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 1996. THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED THEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEES OF THE BOARD. Anyone giving a Proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company before the annual meeting or by voting by ballot at the annual meeting. The cost of soliciting proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram and personal interviews. In addition, Georgeson & Company Inc. has been engaged by the Company to assist in the solicitation of Proxies. The expected fee of such Proxy solicitor is $10,000 plus expenses. The Proxy materials are being mailed to shareholders of record beginning on or about March 21, 1996.

  The Annual Report of the Company, including certified consolidated statements of financial condition of the Company for the years ended December 31, 1995 and 1994 and certified consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1995, accompanies this Proxy Statement.

  The common stock currently constitutes the only class of securities of the Company authorized to vote at the meeting. As of the close of business on February 29, 1996, there were 137,351,287 shares of common stock outstanding. Each share is entitled to one vote. Under the Company's Certificate of Incorporation and applicable law, a shareholder is not entitled to cumulate his or her votes in the election of directors.

  Votes cast by Proxy or in person at the annual meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that "withhold authority to vote" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, the election of directors or the outcome of certain other matters.

  The election inspectors will treat shares referred to as "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, as to any matter as to which the broker has physically indicated on the Proxy that the broker does not have discretionary authority to vote the shares, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying Proxy Card and as summarized elsewhere in this Proxy Statement.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, Class I, Class II and Class III. Generally, each director (other than those directors elected to fill vacancies on the Board) serves until the date of the third annual meeting following the annual meeting at which such director is elected and until his or her successor is elected and qualified. The term of office for each of the Class II and Class III directors ends on the date of the annual meetings in 1997 and 1998, respectively, and the election and qualification of their respective successors occurs on the same dates.

  Three (3) directors of Class I are to be elected at the 1996 annual meeting, each to hold office until the annual meeting in 1999, and until their respective successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the nominees below is unable to serve or for good cause will not serve, it is expected that the proxies will be voted for such other person or persons as the Director Affairs Committee of the Board of Directors may recommend, and the Proxy confers discretionary authority to do so.

  Election of each of the nominees will require the affirmative vote of a majority (assuming the presence of a quorum) of the shares of the Company's common stock entitled to vote and present in person or represented by Proxy at the meeting. Proxies solicited by the Board will be voted for each of the nominees listed below unless the shareholder otherwise specifies in the Proxy.

                                                                                      SHARES OWNED
                                                                               FIRST  BENEFICIALLY
                                                                               YEAR   AT FEB. 29,
              NAME              AGE        PRINCIPAL OCCUPATION         CLASS ELECTED   1996(1)
              ----              ---        --------------------         ----- ------- ------------
 DIRECTORS TO BE ELECTED AT THE
 1996 ANNUAL MEETING
 David Alexander                63  President Emeritus and Trustees'      I    1973      20,175(2)
                                    Professor, Pomona College
 H. Frederick Christie          62  Consultant                            I    1984      23,750(2)
 Charles D. Miller              68  Chairman and Chief Executive          I    1981      27,500(2)
                                    Officer, Avery Dennison
                                    Corporation (a manufacturer of
                                    self-adhesive materials and
                                    office products)
 OTHER DIRECTORS OF THE COMPANY
 Stephen E. Frank               54  President and Chief Operating        III   1993       8,250(3)
                                    Officer, Edison International (a
                                    public utility company)
 John V. Giovenco               59  Consultant                           II    1985      38,750(2)
 Firmin A. Gryp                 68  Retired, formerly Executive Vice     II    1982     101,144(2)(4)
                                    President, GWFC
 Enrique Hernandez, Jr.         40  President, Inter-Con Security        III   1993       6,750(3)
                                    Systems, Inc. (a worldwide
                                    provider of security and facility
                                    support services)
 John F. Maher                  52  President and Chief Executive        III   1976     609,213(5)
                                    Officer, GWFC
 James F. Montgomery            61  Chairman, GWFC                       II    1975     788,613(6)
 Alberta E. Siegel              65  Professor of Psychology, Stanford    II    1976      22,500(2)
                                    University School of Medicine
 Willis B. Wood, Jr.            61  Chairman and Chief Executive         III   1990      14,250(7)
                                    Officer, Pacific Enterprises (the
                                    holding company of Southern
                                    California Gas Company)

--------
(1) Certain directors share with their spouses voting and investment powers with respect to these shares. The percentage of shares beneficially owned by any director does not exceed one percent of the Company's common stock.
(2) Includes 18,750 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan (the "1988 Incentive Plan") which are exercisable within 60 days of the record date.
(3) Includes 6,250 shares subject to options granted to this Director under the 1988 Incentive Plan which are exercisable within 60 days of the record date.
(4) Includes 112 shares held by the trustee under the Employee Savings Incentive Plan.
(5) Includes 383,542 shares subject to options exercisable within 60 days of the record date and 25 shares held by the Trustee under the Employee Savings Incentive Plan.
(6) Includes 593,750 shares subject to options exercisable within 60 days of the record date and 945 shares held by the Trustee under the Employee Savings Incentive Plan.
(7) Includes 13,750 shares subject to options granted to this Director under the 1988 Incentive Plan which are exercisable within 60 days of the record date.

  Dr. Alexander is President Emeritus and Trustees' Professor of Pomona College and served as President of Pomona College from 1969 to 1991. He is also American Secretary of the Rhodes Scholarship Trust, a trustee of the Teachers Insurance and Annuity Association, the Seaver Institute, the Woodrow Wilson National Fellowship Foundation and the Wenner Gren Foundation for Anthropological Research (New York). Dr. Alexander is Overseer of the Huntington Library, Art Collections and Gardens and director of the Children's Hospital Los Angeles. A graduate of Rhodes College, he served as its President from 1965 to 1969. Dr. Alexander received his doctorate from Oxford University. Dr. Alexander also served as a director of the Los Angeles Area Chamber of Commerce and as a director of KCET, Community Television of Southern California.

  Mr. Christie is a consultant specializing in strategic and financial planning. He retired in 1990 as President and Chief Executive Officer of The Mission Group, the non-utility subsidiaries of SCEcorp. Prior to that he served as President of Southern California Edison Company, having joined that company as a financial analyst in 1957. A graduate and post-graduate of the University of Southern California, Mr. Christie is a director or trustee of eighteen mutual funds(1) advised by the Capital Research and Management Company and a director of AECOM Technology Corporation, International House of Pancakes, Inc., Ultramar Corporation, Southwest Water Company and Ducommun Incorporated. He is a member of the Board of Trustees of Occidental College, President of the Board of Trustees of the Natural History Museum of Los Angeles County, and a member of the Board of Councilors for the School of Public Administration at the University of Southern California.

  Mr. Frank is President and Chief Operating Officer of Edison International and serves on its Board. Prior to that he served as President and Chief Operating Officer of Florida Power & Light Company, the principal subsidiary of the FPL Group from which he resigned in 1995. He was formerly Executive Vice President and Chief Financial Officer of TRW, Inc. Mr. Frank was also Vice President and Controller of GTE Corporation. He is a former director of FPL Group and is a director of the Arkwright Mutual Insurance Company and the Business and Industry Political Action Committee. Mr. Frank is a graduate of Dartmouth College and the University of Michigan Business School.

  Mr. Giovenco is a consultant and former President and director of ITT Sheraton Corporation which he joined in 1993. Previously he was an officer and director of Hilton Hotels Corporation serving in various capacities since 1972, including serving as the President of the Hilton Gaming Division from 1986 to 1993. He
--------
(1) American Funds Tax-Exempt Series, American Funds Income Series, American High Income Municipal Bond Fund, American High-Income Trust, American Mutual Fund, Inc., American Variable Insurance Series, Bond Fund of America, Inc., Capital Income Builder, Inc., Capital World Bond Fund, Inc., Capital World Growth and Income Fund, Inc., Cash Management Trust of America, Intermediate Bond Fund of America, Limited Term Tax-Exempt Bond Fund of America, New Economy Fund, Tax-Exempt Bond Fund of America, Small Cap World Fund, Inc., Tax-Exempt Money Fund of America, and U.S. Treasury Money Fund of America.

was formerly a partner at Pannel Kerr Forster, Certified Public Accountants. Mr. Giovenco is a graduate of Loyola University in Chicago, Illinois. He serves on the Board of Trustees of the University of Nevada, Las Vegas Foundation and American Institute of Certified Public Accountants and is the former Chairman of the Nevada Resort Association.

  Mr. Gryp retired from his position as Executive Vice President of GWFC and its principal subsidiary, Great Western Bank, a Federal Savings Bank ("GWB"), in 1987. He began his savings and loan career at Salinas Valley Savings-Loan Association in 1950. He was named Executive Vice President and Managing Officer of that association in 1952, a position he held until the association merged with Palo Alto Savings and Loan Association (later known as Northern California Savings, a Federal Savings and Loan Association ("NCS")) in 1969. Mr. Gryp was President, Managing Officer and a director of NCS after that merger. He has served as President and a director of the California League of Savings Institutions. He is also a director of the Community Foundation of Monterey County.

  Mr. Hernandez has been President of Inter-Con Security Systems, Inc., a worldwide provider of security and facility support services, since 1986, having previously served as Executive Vice President and Vice President and Assistant General Counsel. He is also a co-founder and principal partner of Interspan Communications, Vice Chairman and Director of the Children's Hospital of Los Angeles, and trustee of Pomona College and the California Health Care Foundation. He is a former President of the Los Angeles Police Commission and a former director of the Los Angeles Philharmonic Association. He is a graduate of Harvard University and the Harvard Law School.

  Mr. Maher is the President and, since December 27, 1995, the Chief Executive Officer of GWFC and GWB. He served as President and Chief Operating Officer since 1986. Before joining the Company again in 1986, Mr. Maher was a Managing Director of Lehman Brothers Kuhn Loeb Incorporated, an investment banking firm, and its successor, having joined that firm in 1979. He served as Executive Vice President, Finance of GWFC from 1973 until 1976. In 1976, he resigned to renew his association with Blyth Eastman Dillon & Co. Inc., an investment banking firm, serving as an Executive Vice President, director and member of the Executive Committee of that firm until 1979. Mr. Maher is a director of Baker Hughes Incorporated, a diversified provider of products and services to the petroleum and continuous process industries. A graduate of Menlo College and the Wharton School of Finance and Commerce, University of Pennsylvania, he is a director and past president of Big Brothers of Greater Los Angeles, a member of the California Business Roundtable, a member of the National Board of Trustees of the Boys and Girls Clubs of America and Overseer of the Huntington Library, Art Collections and Gardens.

  Mr. Miller is Chairman, Chief Executive Officer and Director of Avery Dennison Corporation, a manufacturer of self-adhesive materials, tapes and office products. He has served in that capacity since 1983, having joined that firm in 1964 and served as its Chief Operating Officer from 1975 to 1977 and as President and Chief Executive Officer from 1977 to 1983. A graduate of Johns Hopkins University, he also serves as a director of SCE Corp., Pacific Mutual Life Insurance Company, Nationwide Health Properties, Inc., and Davidson & Associates. He is a trustee of Occidental College and Johns Hopkins University. He is also a member of the Amateur Athletic Foundation of Los Angeles and the Korn/Ferry International advisory board. Mr. Miller also served as the chairman of the Los Angeles Area Chamber of Commerce.

  Mr. Montgomery is Chairman of the Board of Directors of the Company, a position he has held since 1981. He served as Chief Executive Officer of the Company from 1979 until his retirement on December 28, 1995. Prior to becoming Chief Executive Officer, he served as a Director and President of the Company beginning in 1975, and as Chief Operating Officer from 1975-1979. Mr. Montgomery commenced his savings and loan career in 1960 with GWFC. Before rejoining GWFC, he was a Director and President of United Financial Corporation and its subsidiary, Citizens Savings and Loan Association, having served those companies from 1964 to 1975. A graduate of the University of California at Los Angeles, he is Chairman of America's Community Bankers and a director of the Federal Home Loan Bank of San Francisco, the Federal Home Loan Mortgage Corporation and the Local Initiatives Support Corporation and UCLA's Chancellor's Associates. He is a trustee of the Neighborhood Housing Services of America and the Founding Director of the Hollywood Presbyterian Medical Center. He is also a member of the Los Angeles Sports Council and the UCLA Board of Visitors.

  Dr. Siegel is Professor of Psychology, Stanford University School of Medicine, where she has served on the faculty since 1963. A graduate of Stanford University, she is past President of the Stanford Faculty Club. She has held numerous consulting and advisory positions with federal agencies in the fields of science and health. She is past Editor of the Journal Child Development, published by the Society for Research in Child Development, and is co-Editor of its book Child Development Research and Social Policy. She is past President of the Division on Developmental Psychology of the American Psychological Association. She is also past President of the Board of the Senior Coordinating Council of Palo Alto, and serves on the Professional Advisory Committees of the Peninsula Children's Center and the Children's Health Council, both of Palo Alto. She is a trustee of the Menninger Foundation, Topeka, Kansas, and also a member of its Board of Directors for the Menninger Clinic. She is a past Governor of Stanford Associates, and is a director of the Board of the Children's Television Resource and Education Center, San Francisco, and President of the Board of the Stanford Historical Society.

  Mr. Wood is Chairman, Chief Executive Officer and a director of Pacific Enterprises, the holding company of Southern California Gas Company of which he is also a director. Mr. Wood served in various operating and staff positions, including as an executive officer, of Pacific Enterprises subsidiaries since 1960 and was named President of Pacific Enterprises in 1989, Chief Executive Officer in 1991 and Chairman in 1992. A graduate of the University of Tulsa, he is Vice Chairman of Harvey Mudd College, a trustee and past President of the Southwest Museum, Chairman of the California Medical Center Foundation, a director of the California Chamber of Commerce, the Automobile Club of Southern California, the Los Angeles World Affairs Council and the National Association of Manufacturers, trustee of the University of Southern California, and a member of the California Business Roundtable and the RAND Graduate School Committee of Visitors.

BOARD COMMITTEES

  The Company has standing Audit and Finance, Compensation, Director Affairs and Public Policy Committees of the Board of Directors(1). Except for John F. Maher, who serves on the Director Affairs Committee, the directors serving on these committees are not executive officers or employees of the Company(2). Mr. Montgomery is no longer an officer or employee of the Company.

  The Audit and Finance Committee makes recommendations to the Board of Directors regarding the selection of independent accountants, as well as the services to be performed and fees to be paid, and maintains effective communication with the accountants. The committee also reviews the scope and results of internal and external audits, and the status and effectiveness of internal controls, as well as financial statements to be included in the Company's annual reports. It reviews and concurs in the appointment or replacement of the director of internal audit and reviews and approves the Company's liquidity investment policies and asset/liability management policies. It also authorizes debt and equity financing and recommends dividend policy and action to the Board of Directors.

  The Compensation Committee reviews and approves levels of compensation for executive officers and recommends to the Board of Directors the material terms of employment agreements for executive officers, as well as the adoption of, or major amendments to, executive and employee benefit plans. The committee also administers the Company's benefit programs for directors and executive officers, authorizes bonus awards and payments under the Company's Annual Incentive Compensation Plan for Executive Officers, and authorizes the grants of stock options, restricted stock and similar awards under the Company's 1988 Stock Option and Incentive Plan. It also reviews and approves investment policy for the Company's retirement plans and savings incentive plans.

--------
(1) On June 27, 1995, the existing Audit, Compensation, Finance and Nominating Committees were reconstituted into the Audit and Finance, Compensation and Director Affairs Committees, and the Public Policy Committee was created.

(2) Prior to June 27, 1995, Messrs. Maher and Montgomery served on the Finance and Nominating Committees.

  The Director Affairs Committee screens, in consultation with the Chairman of the Board and Chief Executive Officer, qualifications of prospective Board members and recommends nominees for election or reelection as directors at the annual meeting of shareholders. While the Director Affairs Committee normally is able to identify from its own resources an ample number of qualified candidates, it will consider shareholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions must be sent in writing to the Secretary at the Company's address and must be accompanied by detailed biographical and occupational data concerning the prospective nominee, along with a written consent of the prospective nominee to consideration of his or her name by the committee. The committee will consider the age of the prospective nominee and whether he or she possesses the integrity and moral responsibility, sound business judgment, good health, breadth of business or other experience, leadership in the nominee's field of endeavor, an appreciation of the role of a publicly held corporation in society, a willingness to represent the interests of all shareholders rather than the special interests of a particular group, and other qualities which facilitate an independent, consultive and deliberative Board. Also there must be no legal impediment to the nominee serving as a director. However, the selection of nominees of the Board remains solely within the discretion of the Board of Directors. The Company's By-laws include additional requirements regarding nominations at a shareholder's meeting of persons other than nominees of the Board of Directors. See "Annual Meeting Advance Notice Requirements". In addition to the foregoing, the committee recommends to the Board of Directors changes in Board compensation and makes recommendations regarding the assignment of Board members to various committees.

  The Director Affairs Committee also monitors independence of the Board and reviews annually with the Board of Directors the skills and characteristics of current Board members. It reviews annually with the Board of Directors an assessment of the Board's performance and reviews every three years, in consultation with the Chairman and Chief Executive Officer, each director's continued membership on the Board. The committee also assesses the appropriateness of continued Board membership of directors who change their existing job responsibilities.

  The Public Policy Committee reviews the Company's compliance with the Community Reinvestment Act ("CRA") and related fair housing and fair lending laws. It also reviews and recommends to the Board of Directors corporate policy regarding community and government relations, codes of conduct (including the Company's ethics and conflicts of interest policies), equal opportunity matters, charitable contributions and other broad social, political and public issues.

  The Board of Directors met nine times in 1995 and the aggregate number of meetings of the Board and of the Audit and Finance, Compensation, Director Affairs and Public Policy Committees totaled 27. The members of these committees and the number of meetings held during 1995 were:


AUDIT AND FINANCE             COMPENSATION              DIRECTOR AFFAIRS     PUBLIC POLICY
  COMMITTEE                     COMMITTEE                 COMMITTEE            COMMITTEE
(6 meetings)(1)               (8 meetings)              (1 meeting)(2)       (3 meetings)

John V. Giovenco,             Charles D. Miller,        Alberta E. Siegel,    Willis B. Wood,
  Chairman                      Chairman                  Chairperson           Chairman
Stephen E. Frank,             Willis B. Wood, Jr.,      Firmin A. Gryp,       David Alexander,
  Vice Chairman                 Vice Chairman             Vice Chairman         Vice Chairman
David Alexander, Secretary    H. Frederick Christie     David Alexander       Enrique Hernandez, Jr.
H. Frederick Christie         Stephen E. Frank          Stephen E. Frank      Alberta E. Siegel
Firmin A. Gryp                John V. Giovenco          John V. Giovenco
Enrique Hernandez, Jr.        Firmin A. Gryp            John F. Maher
                                                        Charles D. Miller
                                                        James F. Montgomery
                                                        Willis B. Wood, Jr.

--------
(1) Includes meetings of the Audit and Finance Committees prior to June 27,
    1995.
(2) Includes meetings of the Nominating Committee prior to June 27, 1995.

  Due to illness, Mr. Gryp attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and its committees on which he served during 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Firmin A. Gryp, a member of the Compensation Committee during 1995, was formerly an officer of the Company and its subsidiaries. Mr. Gryp retired from those positions in 1987. Mr. Gryp receives annual benefits of $160,000 under the Company's Retirement Plan and under a supplemental retirement arrangement. After the annual meeting, Mr. Gryp will resign from the Compensation Committee.

  The following tabulation shows as to the members of the Compensation Committee (i) the largest aggregate amount of indebtedness to the Company in excess of $60,000 outstanding from January 1, 1995 to February 29, 1996, (ii) the nature of the indebtedness, (iii) the amount of such indebtedness outstanding at February 29, 1996, and (iv) the annual rate of interest charged on such indebtedness:

     NAME OF            LARGEST                      INDEBTEDNESS
   COMPENSATION        AGGREGATE     NATURE OF      OUTSTANDING AT   INTEREST
 COMMITTEE MEMBER     INDEBTEDNESS INDEBTEDNESS(1) FEBRUARY 29, 1996  RATE(2)
 ----------------     ------------ --------------  ----------------- --------
 Frederick Christie    $  791,777   Residential       $  765,775       4.96%
                          289,818   Residential          284,570       4.96
 Stephen E. Frank       1,396,000   Residential        1,387,391       5.05
 John V. Giovenco         542,429   Residential          532,364       4.96
                          151,889   Residential          150,259       5.05
 Charles D. Miller      1,084,557   Residential        1,070,506       5.05
 Willis B. Wood, Jr.      725,392   Residential          712,613       4.96
                          400,000   Residential          396,067       5.05

--------
(1) Loans secured by the same residence are aggregated.
(2) Interest on these loans are generally at monthly adjustable rates equal to the Company's cost of funds plus .25%. This rate was approximately 2.31% to 2.41% below that on similar loans to the public during 1995.

  The residential loans described above were made pursuant to the Company's Employee Home Loan Programs and such loans are secured by trust deeds or mortgages on the respective residences of the members of the Compensation Committee. See "Employee Benefit Plans."

                              EXECUTIVE OFFICERS

  The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of either the Company or GWB, and the number of shares of the Company's common stock beneficially owned, directly or indirectly, by each of them at February 29, 1996. Executive officers are elected annually, have employment agreements as described below and, except for Mr. Pappas, hold the same positions with GWB as they hold with GWFC.

                                                                                              SHARES OWNED
                                                                                             BENEFICIALLY AT
                                                                                     OFFICER    FEBRUARY 29,
         NAME            AGE                        POSITION                          SINCE       1996(1)
         ----            ---                        --------                         ------- ---------------
John F. Maher             52 President and Chief Executive Officer                    1986     609,213(2)
Eugene A. Crane           58 Executive Vice President                                 1962     256,601(3)
J. Lance Erikson          52 Executive Vice President, Secretary and General Counsel  1982     127,122(4)
Carl F. Geuther           50 Executive Vice President and Chief Financial Officer     1986     233,505(5)
Michael M. Pappas         63 President, Consumer Finance Division                     1986     251,296(6)
A. William Schenck, III   52 Executive Vice President                                 1995      21,218

--------
(1) Certain executive officers share with their spouses voting and investment powers with respect to these shares. The percentages of shares beneficially owned by any executive officer does not exceed one percent of the Company's common stock so owned.

(2) Includes 383,542 shares subject to options exercisable within 60 days of the record date and 25 shares held by the Trustee under the Employee Savings Incentive Plan.

(3) Includes 180,083 shares subject to options exercisable within 60 days of the record date and 938 shares held by the Trustee under the Employee Savings Incentive Plan.

(4) Includes 104,010 shares subject to options exercisable within 60 days of the record date and 112 shares held by the Trustee under the Employee Savings Incentive Plan.

(5) Includes 188,500 shares subject to options exercisable within 60 days of the record date.

(6) Includes 187,500 shares subject to options exercisable within 60 days of the record date.

  Biographical information concerning Mr. Maher is given under the caption "Election of Directors."

  Mr. Crane has been with GWFC or GWB for 34 years. He is in charge of the Real Estate Services Division.

  Mr. Erikson has been with GWFC and its predecessors for 27 years. He is in charge of the Company's Legal Division.

  Mr. Geuther has been the Chief Financial Officer since 1986. He previously was the Chief Financial Officer of the Company's subsidiary, Aristar, Inc. ("Aristar") and has been with GWFC and Aristar for 21 years.

  Mr. Pappas is President of the Consumer Finance Division which was acquired as part of the Aristar acquisition in 1983. Mr. Pappas was made President of the Consumer Finance Division of Aristar in 1976 and he has been with GWFC and Aristar for 41 years.

  Mr. Schenck joined GWFC on August 1, 1995. He is in charge of the Retail Banking Division. Prior to joining the Company, Mr. Schenck served as Executive Vice President of Consumer Banking at PNC Bank Corp., a position he held since 1991. Mr. Schenck's career with PNC Bank, Corp. and its predecessor, Pittsburgh National Bank, spanned 26 years.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS FEES

  In view of Mr. Montgomery's retirement as Chief Executive Officer as of December 28, 1995, Mr. Maher is currently the only Director who is an employee of GWFC. See "Executive Officers" below for a description of Mr. Maher's employment contract. Directors, other than Mr. Maher, are paid an annual retainer of $25,000 for Board service to both GWFC and GWB and combined attendance fees totalling $1,800 for each GWFC and GWB Board meeting attended. Chairpersons of committees receive an attendance fee of $1,500 for presiding over their committee meetings, vice chairs receive an attendance fee of $1,250 and committee members receive an attendance fee of $1,000. Additionally, each chairperson of a committee receives an annual fee of $3,000, vice chairs receive an annual fee of $1,500 and the Secretary of the Audit and Finance Committee receives an annual fee of $2,000. Directors are also offered insurance coverage similar to that provided under the Company's health and dental plans and are provided with travel and accident insurance coverage for travel to and from Board and committee meetings at no cost to them. Mr. Maher is not paid any fees or additional remuneration for his service as a member of the Board or any committee, but he is eligible to receive benefits under the Directors' Retirement Plan which is discussed below. Mr. Montgomery was not paid any fees or remuneration for his service as a member of the Board or any committee during 1995, but he became eligible to receive benefits under the Directors' Retirement Plan as well as other director benefits and fees on January 1, 1996. The amounts referred to above do not include the economic benefit of preferential loans under the Company's Home Loan Program shown at pages 7 and 17 and incorporated herein by this reference.

CONSULTING AGREEMENT WITH MR. MONTGOMERY

  In anticipation of his retirement from the position of Chief Executive Officer of GWFC and GWB, GWFC entered into an agreement with Mr. Montgomery, dated as of April 25, 1995 (the "Consulting Agreement"), pursuant to which Mr. Montgomery has agreed to provide consulting services to GWFC and GWB for a term commencing on December 29, 1995, and expiring, unless earlier terminated, on December 31, 2000 (the "Consulting Period"). The Consulting Agreement contemplates that Mr. Montgomery serve as Chairman of the Board of GWFC through December 31, 1997, and may thereafter serve as Chairman of the Board of GWFC upon his election by the Board (but shall continue in any case to serve as a director of GWFC and GWB). Mr. Montgomery has agreed to devote substantial time and attention as may be required, but no less than half time (if and to the extent requested), during the Consulting Period, to the business, affairs and interests of GWFC and affiliates and to use his best efforts and abilities to promote GWFC's interests. In addition to his compensation as a director (including non-employee director stock options under the 1988 Incentive Plan and benefits under the Directors' Retirement Plan described below), Mr. Montgomery receives an annual consulting fee of $485,000. He is not entitled to receive any new awards under any bonus plan or incentive plan for employees of GWFC during the term of the Consulting Agreement (other than the bonus earned for 1995 and paid in 1996 under GWFC's Annual Incentive Compensation Plan). The Consulting Agreement also extended Mr. Montgomery's outstanding $500,000 personal, unsecured loan maturity to December 31, 1999 or, under certain circumstances, at the end of this Consulting Period.

  On April 25, 1995, Mr. Montgomery's employment agreement also was amended in certain respects to provide, among other things, that the term of the agreement would expire on December 28, 1995, upon Mr. Montgomery's retirement as Chief Executive Officer of GWFC and GWB, and that on April 25, 1995, he would receive a special stock option grant (the "Special Option") in respect of 300,000 shares of the Company's common stock. (This grant is reflected in the stock Option Grant Table on page 18). The Special Option becomes exercisable at the rate of 25% per year commencing April 26, 1996, and once exercisable, may be exercised at any time thereafter until the first to occur of (i) April 24, 2005, (ii) a termination for cause (as defined in the Consulting Agreement), (iii) if the Consulting Agreement is terminated or deemed terminated in accordance with its terms, two years after the Consulting Agreement would have otherwise terminated (until the assumed date of termination, the Special Option shall continue to vest as provided therein), or (iv) two years after a termination of all services (including services as a director) for any other reason (except that the Special Option shall be exercisable only to the extent exercisable on the date of a termination by reason of death or disability (as defined in the Consulting Agreement) or a termination of such services by Mr. Montgomery (other than a termination to which clause (iii) applies)). Mr. Montgomery's employment agreement was further amended to provide that payments under the Company's Supplemental Executive Retirement Plan ("SERP") would commence as of January 1, 1996, and that the amount of such SERP benefits would be determined without the offset for benefits payable under the Retirement Plan, which Retirement Plan benefits generally will not become payable until Mr. Montgomery ceases to perform consulting services for GWFC and GWB. In addition, during the term of the Consulting Agreement, awards of restricted stock previously granted to Mr. Montgomery shall continue to vest in accordance with the terms of the related restricted stock award agreement and generally will vest in full on December 31, 2000, if Mr. Montgomery has continued to provide services to GWFC in accordance with the terms of the Consulting Agreement until that date. In the event of his death, Mr. Montgomery's beneficiaries would be entitled to a payment equal to 250 percent of Mr. Montgomery's then current annual consulting fee reduced by the proceeds of company-provided life insurance. Mr. Montgomery's beneficiaries would also be entitled to receive continued payment of 50 percent of his then current annual consulting fee for a period of 10 years, also reduced by such insurance benefits. In addition, Mr. Montgomery's family would be entitled to continuation of certain insurance benefits for two years. Upon termination due to disability, Mr. Montgomery would continue to receive, until the disability ends, but no later than age 65, 50 percent of his then current annual consulting fee, less benefits payable under the Company's long term disability plan. He would also be entitled to continuation of certain other benefits. In the event of a termination without cause, or if Mr. Montgomery voluntarily terminates the Consulting Agreement following a material breach by the Company, he would receive his consulting fees at the current rate for what would have been the remainder of the term of the Consulting Agreement absent such termination, and the Special Option (referred to above) and awards of restricted stock previously granted to Mr. Montgomery would continue to vest during the same period. In the event of a voluntary termination of Mr. Montgomery's service following a material breach by the Company after a change of control, all restricted shares and that portion of the Special Option which is then unvested will immediately vest. In no event will payments to Mr. Montgomery which are contingent upon a change of control under applicable tax rules ("parachute payments") exceed specified internal Revenue Code limits that currently approximate three times the average of his compensation for the prior five years (the "Section 280G Limit"). Notwithstanding the foregoing, if the value of such aggregate entitlement constituting parachute payments is less than the 280G Limit for any reason (including that some or all of such entitlement does not constitute a parachute payment), Mr. Montgomery is entitled to receive the 280G Limit. A change of control occurs under the Consulting Agreement when anyone acquires ownership of 25 percent or more of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition cease to constitute five-sixths of the Board of Directors of the Company or any successor.

DIRECTORS' RETIREMENT PLAN

  The Great Western Directors' Retirement Plan ("Directors' Retirement Plan") provides retirement benefits to directors. Each eligible director is entitled to an annual retirement benefit upon termination of service on the Board of Directors equal to the sum of the annual retainer paid to members of the Board of Directors plus twelve times the meeting fee, both as in effect at the time of the director's termination. Benefits are payable for a period equal to the number of years that the eligible director served as a director. Benefits are also provided to the surviving spouses of eligible directors or other designated beneficiaries upon the deaths of the directors prior to the receipt of the above benefits.

DIRECTOR STOCK OPTION PROGRAM

  Upon adoption of the 1988 Incentive Plan, each non-employee director was granted automatically, subject to shareholder approval of the Plan, a nonqualified option under the Non-Employee Director Program to purchase 2,500 shares of the Company's common stock at the then fair market value of such shares. Each non-employee who thereafter becomes a director is also automatically granted such an option upon becoming a director. Annually, each non-employee director automatically is granted an option to purchase 2,500 shares of the

Company's common stock. No non-employee director may receive such options to purchase more than 2,500 shares in any calendar year. The purchase price per share of common stock covered by each such option, payable in cash and/or shares, is the fair market value of the Common Stock on the date the option is granted. The options become exercisable in 50% installments on the first and second anniversary of their grant, and, unless earlier terminated, terminate ten years after they are granted. The exercise prices of annual options granted in 1994, 1995, and 1996 were $20.25, $16.00, and $26.125, respectively.

  If a non-employee director's services as a Board member are terminated as a result of death, disability or retirement after age 72, options will become immediately exercisable in full for a period of two years or until the expiration of the stated term of the option, whichever period is shorter. If a non-employee director's services are terminated for any other reason, any then exercisable portion of an option will be exercisable for a period of three months or the balance of the option's term, whichever period is shorter.

  The Plan provides for full vesting and acceleration of exercise dates of the options in the event of a change of control of the Company. A change of control occurs under the Plan when 50% or more of the common stock of the Company is acquired by any entity or group, or if there is a dissolution or liquidation of the Company or reorganization, merger or consolidation as a result of which the Company is not the surviving corporation, or if there is a sale of substantially all of the assets of the Company as an entirety to another entity.

  To date, the Board of Directors has not taken action to place into effect another feature of the Plan which would permit non-employee directors to elect to receive nonqualified stock options in lieu of fixed annual retainer (but not meeting) fees. This feature would permit a non-employee director to defer compensation by converting the fixed annual retainer into stock options the exercise price of which is discounted to reflect an equal value at the time of grant.

EXECUTIVE OFFICERS

  The following table and accompanying notes show for James F. Montgomery, who was Chief Executive Officer until his retirement on December 28, 1995, John F. Maher, who became Chief Executive Officer upon Mr. Montgomery's retirement, and the four next highest paid Executive Officers of the Company as of December 31, 1995, the aggregate indicated compensation paid by the Company and its subsidiaries to such persons during the three fiscal years then ending.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM COMPENSATION
                                                            ------------------------------------
                                   ANNUAL COMPENSATION               AWARDS            PAYOUTS
                               ---------------------------- ------------------------- ----------
          (A)             (B)    (C)     (D)       (E)           (F)          (G)        (H)         (I)
                                                  OTHER                    SECURITIES
                                                  ANNUAL      RESTRICTED   UNDERLYING             ALL OTHER
        NAME AND               SALARY   BONUS  COMPENSATION STOCK AWARD(S)  OPTIONS/     LTIP    COMPENSATION
   PRINCIPAL POSITION     YEAR ($)(1)  ($)(1)     ($)(2)        ($)(3)      SARS(#)   PAYOUTS($)    ($)(4)
   ------------------     ---- ------- ------- ------------ -------------- ---------- ---------- ------------
James F. Montgomery       1995 950,000 531,812   177,587          --        300,000       --        43,348(5)
Chairman and              1994 950,000 518,700   205,355          --        150,000       --        42,952
Former Chief Executive    1993 950,000 142,500   184,880          --         23,750       --        35,936
John Maher                1995 650,000 303,225   165,505          --              0       --        27,780
President and             1994 650,000 295,750   239,966          --        150,000       --        27,638
Chief Executive Officer   1993 650,000  81,250   218,169          --         13,542       --        22,918
Michael M. Pappas         1995 420,000 163,850     --             --              0       --        16,800
President, Consumer       1994 410,000 176,988       832          --         70,000       --        16,400
Finance Division          1993 410,000 164,000       278          --          --          --        13,502
Eugene A. Crane           1995 380,000 130,620    16,910          --              0       --        13,882
Executive Vice President  1994 380,000 138,320    52,183          --         70,000       --        15,200
                          1993 380,000  38,000    38,559          --          6,333       --        12,515
Carl F. Geuther
Executive Vice President  1995 372,500 139,018    70,035          --              0       --        14,900
and Chief Financial       1994 360,000 131,040    81,316          --         70,000       --        14,400
Officer                   1993 360,000  36,000    86,954          --          6,000       --        11,856
J. Lance Erikson
Executive Vice
President,                1995 285,000 106,362    50,835          --              0       --        11,400
Secretary and General     1994 275,000 100,100    55,464          --         40,000       --        11,000
Counsel                   1993 275,000  24,063    51,086          --          4,010       --         9,057

--------
(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers, but do not include the value of options granted in lieu of cash bonuses.
(2) The amounts shown include, when applicable, that portion of interest earned on deferred compensation accounts above 120% of the applicable federal rate, country club dues, personal use of corporate aircraft, the estimated economic benefit of the preferential loans made generally under the Home Loan Program shown at page 17, and the incremental cost to the Company of (a) Company provided automobiles; (b) tax and financial planning advice by third parties; and (c) insurance which provides reimbursement for health and dental costs in excess of the amount payable under the Company's group health and dental plans. Perquisites in excess of 25% of the total perquisites reported in column (e) for 1995 include the following: Mr. Montgomery: economic benefit of preferential loans-- $64,553; Mr. Geuther: economic benefit of preferential loans--$35,866; and Mr. Erikson: economic benefit of preferential loans--$22,041. The amount included in column (e) for Mr. Crane includes only that portion of interest earned on deferred compensation accounts above 120% of the applicable federal rate and the amounts included in column (e) forMessrs. Pappas and Crane do not include the value of certain perquisites which in the aggregate did not exceed the lower of $50,000 or 10% of their aggregate 1995 salary and bonus compensation.
(3) A total of 575,000 shares of performance based restricted stock were awarded to the named executive officers in 1992 with vesting occurring in three to ten years as described at page 20. At year-end 1995, these shares were worth $14,590,625 at the then current market value of $25.3750 per share (including $4,440,625 or 175,000 shares each for Messrs. Montgomery and Maher, $1,903,125 or 75,000 shares for Mr. Pappas, $1,522,500 or 60,000 each for Messrs. Crane and Geuther and $761,250 or 30,000 shares for Mr. Erikson), without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are paid on the restricted stock at the same rate payable to common stockholders and are not reflected in the amounts reported. On January 23, 1996, 50% of the restricted stock held by these individuals vested based on the performance of the stock during the three year period ended December 31, 1995.
(4) The amounts shown in this column for 1995 consist of the following respective amounts: (a) Mr. Montgomery: Employee Savings Incentive Plan matches--$6,000; Supplemental Incentive Plan--$32,000; Split Dollar Term Insurance Premium--$5,348; (b) Mr. Maher: Employee Savings Incentive Plan matches--$6,000; Supplemental Incentive Plan--$20,000; Split Dollar Term Insurance Premium--$1,780; (c) Mr. Pappas: Employee Savings Incentive Plan matches--$6,000; Supplemental Incentive Plan--$10,800; (d) Mr. Crane:
    Employee Savings Incentive Plan matches--$4,682; Supplemental Incentive Plan--$9,200; (e) Mr. Geuther: Employee Savings Incentive Plan matches-- $6,000; Supplemental Incentive Plan--$8,006; deferred compensation plan matches and makeups--$894; and (f) Mr. Erikson: Employee Savings Incentive Plan matches--$6,000; Supplemental Incentive Plan--$5,400.
(5) Arrangements entered into in connection with Mr. Montgomery's retirement as an executive officer are summarized at pages 9 and 10 above.

EMPLOYMENT AGREEMENTS

  Mr. Maher has an employment agreement with GWFC, effective December 19, 1989, which had an initial term of five years and which provides for a rolling three year term at the end of the second contract year and each point thereafter unless earlier terminated. The agreement provides for various benefits including a current annual salary of $780,000 which is subject to periodic review and increase, but not decrease. The agreement provides for various payments to Mr. Maher or his beneficiaries in the event of his death, disability, or termination without cause. In the event of his death, Mr. Maher's beneficiaries would be entitled to a payment equal to 250 percent of Mr. Maher's then current salary, reduced by the proceeds of company-provided life insurance. Mr. Maher's beneficiaries would also be entitled to receive continued payment of 50 percent of his then current salary until the time when he would have been age 65 but in no event for a period less than ten years. In addition, Mr. Maher's family would be entitled to continuation of certain insurance benefits for two years. Upon termination due to disability, Mr. Maher would continue to receive, until the disability ends, but no later than age 65, 50 percent of the sum of his current salary plus his average bonus over the prior three years, less benefits payable under the Company's long term disability plan. He would also be entitled to continuation of certain other benefits. In the event of a termination without cause, Mr. Maher would receive his current salary for the remaining term of the agreement and a full or partial bonus payment for the year of termination. He would also be entitled to continuation of certain other benefits for the same period, and a pro rata payment of long term incentive benefits. The agreement provides for certain offsets in the event he becomes employed during the remaining term of the agreement. In the event of a termination of Mr. Maher's employment without cause or in the event of a material breach by the Company after a change of control, Mr. Maher is entitled to terminate his employment and receive payments as described above for a termination without cause with varying offsets in the event of subsequent employment, and all restricted shares and stock options which are then unvested may immediately vest. Mr. Maher also is entitled to parachute payments (but not less than the maximum permitted by the 280G Limits contingent upon a change of control) in the event he voluntarily terminates employment after a change of control, but he must remain in office for a requisite period of time and give notice of his intended departure. Change of control is defined as the acquisition of ownership of 50 percent or more of the Company's outstanding voting stock and in that connection, the persons who were directors of the Company immediately before such acquisition shall cease to constitute five-sixths of the Board of Directors of the Company on any successor thereafter. Notwithstanding the foregoing, if the Chairman of the Company fails to acquiesce in a breach by the Company or decision by the Company to terminate Mr. Maher's employment without cause following a change of control, the threshold is 25 percent.

  GWFC has employment agreements with the other executive officers, which have initial terms of three years and provide for rolling two year terms at the end of the first contract year unless earlier terminated. The base annual salaries for Messrs. Pappas, Schenck, Geuther, Crane, and Erikson under their employment agreements are their current salaries, i.e. $437,500, $416,000, $385,000, $380,000, and $300,000, respectively, subject to periodic review and increase, but not decrease unless done in conjunction with a pro rata salary reduction applicable to all of GWFC's officers.

  These employment agreements provide for various benefits to each executive officer or his beneficiaries in the event of his death, disability, or termination without cause and in the event of termination without cause following a change of control of GWFC. In the event of the executive officer's death, his beneficiaries would be entitled to payment of the executive officer's salary and continuation of certain insurance benefits for one year. Upon termination due to disability, the executive officer would continue to receive until the disability ends, but not later than age 65 or for a period greater than ten years, 50 percent of the sum of his current salary plus his average bonus over the prior three years, less benefits under the Company's long term disability plan. He would also be entitled to continuation of certain other health and welfare benefits. In the event of a termination without cause, the executive officer would receive his current salary for the remaining term of the agreement and a full or partial bonus for the year of termination. He would also be entitled to a continuation of other benefits for the same period. The agreements provide for certain offsets in the event such terminated executive officer becomes employed during the remaining term of the agreement. In the event of a material breach by the Company after a change of control, each executive officer is entitled to terminate his employment and receive payments, as described above for a termination without cause, for a period of three years, with an offset in the event of subsequent employment. The executive officer may also be entitled to full vesting of restricted shares or stock options and is entitled to a pro rata payment of long term incentive benefits on the assumption that performance is "on plan." These agreements, like Mr. Maher's, provide that to the extent that any such payments constitute parachute payments, they will be subject to the 280G Limits and, to the extent they do not reach such limitations, the executive officers will be entitled to an amount equal to the maximum amount payable without incurring a liability for payments in excess of those limits. A change of control is substantially defined as in Mr. Maher's agreement. The parachute payments are in addition to other payments under the agreements that do not constitute parachute payments.

  The following Report of the Compensation Committee and the Performance Graph included in this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such acts.

                     REPORT OF THE COMPENSATION COMMITTEE

  Since 1989, the Company has retained the services of Strategic Compensation Associates ("SCA"), a nationally known consulting firm specializing in executive compensation issues, to assist the Committee in connection with the performance of its various responsibilities. SCA advises the Committee with respect to the reasonableness and appropriateness of compensation for the Company's executive officers. In doing so, the firm prepares and reviews with the Compensation Committee various materials reflecting the compensation practices of a peer group consisting primarily of major regional commercial banks and other factors which SCA and the Compensation Committee consider relevant.

  In determining the compensation levels for all executive officers, it has been the policy and practice of the Committee to consider the advice of SCA, the contributions of individual executive officers, the performance and prospects of the Company over time, and the desirability of attracting and retaining a highly capable and experienced executive management group. All the executive officers have employment contracts with the Company as described on pages 12 to 13.

  It has been the Company's policy to place an increasingly significant percentage of total executive compensation "at risk," principally through the award of annual cash bonuses and limiting annual increases in salaries. Consistent with this policy, no salary increases were granted to Mr. Montgomery or Mr. Maher from 1990 to 1995.

  In 1994, the Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers (the "Annual Plan") was approved by shareholders. A substantial part of an executive's cash compensation is contingent upon the Company's attaining the goals set by the Compensation Committee in accordance with the Plan. Each year in which these goals are reached, the compensation of the executive officers is supplemented by fiscal year-end cash bonus payments under the Plan. The performance goal for the executive officers, other than the President of the Consumer Finance Division, is a targeted earnings per share as established on an annual basis by the Compensation Committee. For the President of the Consumer Finance Division, the performance goal is based upon both the attainment of an earnings before taxes goal for the Consumer Finance Division established annually by the Committee and the attainment of the earnings per share target applicable to the other executive officers. The target goals are established annually by the Compensation Committee on or before the deadline established under the applicable federal income tax rules. Targeted levels of incentive compensation have been 40% of adjusted base salary paid to the Company's executive vice presidents and the President of the Consumer Finance Division, 50% of adjusted base salary paid to the chief operating officer, and 60% of adjusted base salary paid to the chief executive officer. (The current base salaries for the executive officers are shown under "Employment Agreements" on pages 12 and 13.) For 1996, the targeted level of incentive compensation for Mr. Maher, now that he is the Chief Executive Officer, will be 60%.

  Under the Annual Plan, participants may receive a percentage of their respective targeted level of incentive compensation ranging from 0% to 200% depending upon the degree of attainment of the targeted earnings for each respective Plan year. The maximum payable under the Plan for exceeding the targeted goals is 200% of such targeted levels of incentive compensation. For 1995, the executive officers, other than the President of the Consumer Finance Division, received up to 93.3% of their targeted level of incentive compensation based upon the degree of attainment of the targeted earnings. The President of the Consumer Finance Division received 97.5% of his targeted level of incentive compensation based upon the attainment of the applicable earnings per share and earnings before taxes goal for the Consumer Finance Division. Based on the competitive compensation analysis provided by SCA, the Company believes that the level of the Company's aggregate salary and bonus compensation and total compensation in 1995 for executive officers as a group was at approximately the 60th percentile for the companies included in the compensation analysis.

  The Compensation Committee also recently adopted stock ownership guidelines for the Company's executive and senior officers providing for the ownership of the Company's common stock by the end of a five year period, except for recently hired officers, for whom the period will be seven years. The guidelines provide for the ownership of the Company's common stock by the chief executive officer in an amount equal to five times his salary, ownership by the other executive officers in amounts equal to three times their salaries, and ownership by senior officers in amounts equal to one or two times their salaries. Recent stock option grants for the Company's executive and senior officers also provide that so long as may be necessary to comply with stock ownership guidelines, the officers will retain upon exercise of stock options at least one-half of the net number of shares received on exercise.

  In 1992, following a comprehensive study of long term incentive programs and recommendations made by SCA, the Compensation Committee approved performance based restricted stock awards under the Company's 1988 Incentive Plan for the Company's senior and executive officers to provide long-term incentive awards in amounts comparable to those awarded to executives of the companies included in the SCA compensation analysis. Restricted shares awarded under the program are subject to forfeiture in certain circumstances and do not vest for ten years unless vesting is accelerated by the Company's exceeding the median total shareholder return of other major financial institutions over rolling three year performance cycles. See the description of the restricted stock on page 20. Fifty percent of the original awards vested in early 1996 based on the Company's shareholder return for the three year period ended December 31, 1995.

  During his service as Chief Executive, Mr. Montgomery's compensation and related benefits were based principally on his rights under an employment agreement with the Company. During his employment with GWFC, his base salary did not increase between 1990 and 1995, consistent with the Company's objective of placing a greater percentage of total compensation "at risk." In anticipation of Mr. Montgomery's retirement, in April 1995 the Committee approved an amendment to Mr. Montgomery's employment agreement, amended the terms governing some of his outstanding stock option grants and restricted stock awards and approved a consulting agreement which provides for Mr. Montgomery's continued association with the Company following his retirement. The consulting agreement contemplates that Mr. Montgomery will focus his efforts on major national policy issues critically important to the Company's future and, along with the amended employment agreement, provides for compensation commensurate with his new responsibilities, his qualifications and experience and the anticipated benefits that will be realized and contributions that will be made by Mr. Montgomery in his capacity as a consultant.

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Compensation Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to certain existing contractual commitments.

                                       Compensation Committee of the Board of
                                        Directors, Great Western Financial
                                        Corporation

                                         Charles D. Miller, Chairman
                                         Willis B. Wood, Jr., Vice Chairman
                                         H. Frederick Christie
                                         Stephen E. Frank
                                         John V. Giovenco
                                         Firmin A. Gryp

                     GREAT WESTERN STOCK PRICE PERFORMANCE

  The following graph compares the Company's cumulative shareholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor's 500 Stock Index and a peer group of the Standard & Poor's Financial Index.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                        AMONG GREAT WESTERN FINANCIAL,
                       S&P 500 INDEX AND S&P FINANCIAL

                        PERFORMANCE GRAPH APPEARS HERE

                             GREAT
Measurement Period           WESTERN        S&P           S&P
(Fiscal Year Covered)        FINANCIAL      500 INDEX     FINANCIAL
--------------------         ----------     ---------     ----------
Measurement Pt- 12/31/1990   $100           $100         $100
FYE 12/31/1991               $151           $130         $155
FYE 12/31/1992               $159           $140         $186
FYE 12/31/1993               $191           $154         $206
FYE 12/31/1994               $161           $156         $199
FYE 12/31/1995               $266           $215         $306

  Assumes $100 invested on December 31, 1990 in the Stock of Great Western Financial Corporation, S&P 500 Index and S&P Financial Index. The stock price performance shown in this graph is not necessarily indicative of future stock price performance. Total Return assumes reinvestment of dividends.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

LOAN TRANSACTIONS

  The following tabulation shows as to the Company's executive officers and certain of its directors (i) the largest aggregate amount of indebtedness to the Company in excess of $60,000 outstanding from January 1, 1995 to February 29, 1996, (ii) the nature of the indebtedness, (iii) the amount of such indebtedness outstanding at February 29, 1996, and (iv) the annual rate of interest charged on such indebtedness. Information concerning the indebtedness to the Company by members of the Compensation Committee of the Board of Directors is given under the caption "Compensation Committee Interlocks and Insider Participation" on page 7.

                          LARGEST                      INDEBTEDNESS
 NAME OF EXECUTIVE       AGGREGATE      NATURE OF     OUTSTANDING AT   INTEREST
OFFICER OR DIRECTOR     INDEBTEDNESS INDEBTEDNESS(1) FEBRUARY 29, 1996 RATE%(2)
-------------------     ------------ --------------- ----------------- --------
James F. Montgomery      $1,023,434    Residential      $  953,913       4.96
                          1,500,000    Residential       1,494,554       5.05
                            500,000      Unsecured         500,000       8.50
John F. Maher               430,380    Residential         415,235       4.96
                            775,432    Residential         748,225       4.96
David Alexander             258,869    Residential         248,397       4.96
Eugene A. Crane             317,854    Residential         301,026       4.96
                             14,241    Residential          12,087       7.00
J. Lance Erikson            704,206    Residential         686,791       4.96
                            229,747    Residential         221,253       4.96
Carl F. Geuther           1,357,627    Residential       1,332,114       4.96
                            162,114    Residential         155,491       4.96
Enrique Hernandez, Jr.      927,074    Residential         917,583       5.05
Michael M. Pappas           211,159    Residential         203,460       4.96
                            584,972    Residential           -0-
A. William Schenck        1,212,000    Residential       1,210,555       5.05
                            613,000    Residential         611,540       5.05

--------
(1) Loans secured by the same residence are aggregated.

(2) Interest on these loans, except for Mr. Montgomery's prime rate unsecured loan, are generally at monthly adjustable rates equal to the Company's cost of funds plus .25%. This rate was approximately 2.31% to 2.41% below that on similar loans to the public during 1995.

  The residential loans described above were made pursuant to the Company's Employee Home Loan Programs and such loans are secured by trust deeds or mortgages on the respective residences of the named directors and officers. See "Employee Benefit Plans."

  Interest on Mr. Montgomery's unsecured, personal loan is payable annually and the entire principal amount is payable on December 31, 1999, or, under certain circumstances, at the end of the Consulting Period on December 31, 2000.

  From time to time, directors, executive officers, members of their immediate families and entities with which such persons are known by GWFC or GWB to be affiliated or associated may obtain "margin" loans from a subsidiary of GWFC, obtain secured loans from GWB, place interest bearing deposits with GWB, maintain checking accounts with GWB and avail themselves of check guarantee and overdraft features allowed on these accounts, all in accordance with applicable law. The transactions described in this paragraph are all in the ordinary course of GWFC's or GWB's business and are made on terms substantially the same, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and, with respect to such loans to such persons, do not involve more than the normal risk of collectibility or present other unfavorable features.

OTHER TRANSACTIONS

  During the fiscal year which ended December 31, 1995, the Company paid the Telemundo Group ("Telemundo"), which is a national Spanish language broadcasting network, $92,285 for advertising services. Mr. Hernandez is the record owner of approximately a five percent equity interest in Telemundo, with certain rights and options which may materially increase his interest.

                            EMPLOYEE BENEFIT PLANS

  The material which follows in this section describes certain provisions made by the Company and its subsidiaries pursuant to certain stock option, restricted stock, deferred compensation, employee savings, pension or other incentive plans, now in effect, that provide for severance, termination or change of control benefits to the named executive officers, other than group life and accident insurance, group hospitalization and similar group payments and benefits.

STOCK BENEFIT PLANS

  The Company's 1988 Stock Option and Incentive Plan (the "1988 Incentive Plan") provides for various types of stock incentives, including stock options, restricted shares, bonus stock and performance shares. The only awards to date have been stock options and restricted stock (with performance vesting features). The 1988 Incentive Plan provides for acceleration of the exercisability of awards and accelerated vesting of awards, unless the Compensation Committee of the Board of Directors (the "Administrator") otherwise provides, if 50% or more of the common stock of the Company is acquired by any entity or group, or if there is a reorganization, merger or consolidation of the Company as a result of which the Company is not the surviving corporation, or if there is a sale of substantially all of the assets of the Company to another entity or in certain other circumstances, including an individual's termination of employment, as the Administrator may determine. All outstanding options granted under the predecessor 1979 Incentive and Nonstatutory Stock Option and Appreciation Plan (the "1979 Option Plan") are now fully vested and exercisable.

OPTIONS

There were no grants of SARs to Messrs. Montgomery, Maher, Pappas, Crane, Geuther or Erikson (the "named executive officers") in 1995 and the following market priced stock option was granted to Mr. Montgomery in 1995 in connection with the retirement arrangements described above:

                       OPTION GRANTS IN LAST FISCAL YEAR

        (A)               (B)          (C)           (D)          (E)         (F)
                       NUMBER OF
                      SECURITIES    % OF TOTAL                               GRANT
                      UNDERLYING    GRANTED TO                               DATE
                        OPTIONS    EMPLOYEES IN EXERCISE PRICE EXPIRATION   PRESENT
      NAME(1)        GRANTED(#)(2) FISCAL YEAR   ($/SHARE)(3)     DATE    VALUE($)(4)
      -------        ------------- ------------ -------------- ---------- -----------
James F. Montgomery     300,000         70         $20.250      4-25-05   $1,275,750

--------
(1) Although stock options were granted to each of the other named executive officers based in part on performance in 1995, the option awards were not approved until January 1996. The details of the option grants will be disclosed in next year's Proxy Statement.
(2) These options vest and become exercisable in 25% installments on each of the first four anniversaries of their grant subject to possible acceleration in certain circumstances such as a change in control. The options were granted for a period of 10 years, subject to earlier termination in certain events. See the description of other material terms of this option at pages 9 to 10.
(3) The stock options were granted at the fair market value on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions or, to the extent authorized by the Committee, by share offsets.
(4) Mr. Montgomery's options are based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: the $20.2500 market price as of April 25, 1995, three year historical average stock price volatility of .2397, a three year historical average dividend yield of 5.2%, a risk free rate equal to the 52 week average of ten year Treasury Bonds of 7.42% and an option term of ten years. This valuation method is hypothetical.

  The following table shows for each of the named executive officers the shares acquired on exercise of options during 1995, the difference between the exercise price and the market value of the underlying shares on date of such exercise, and (as to outstanding options at December 31, 1995) the number of unexercised options and the aggregate unrealized appreciation on "in-the-money," unexercised options held at such date:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

         (A)            (B)      (C)           (D)                 (E)
                                            NUMBER OF
                                            SECURITIES
                                            UNDERLYING     VALUE OF UNEXERCISED
                                           UNEXERCISED         IN-THE-MONEY
                                             OPTIONS             OPTIONS
                       SHARES             AT FY-END (#)       AT FY-END (3)
                      ACQUIRED          ------------------ --------------------
                         ON                EXERCISABLE/
                      EXERCISE  VALUE     UNEXERCISABLE        EXERCISABLE/
        NAME            (#)    REALIZED       (1)(2)          UNEXERCISABLE
        ----          -------- -------- ------------------ --------------------
James F. Montgomery..  43,500  $251,175 593,750(4)/300,000 $5,679,563/1,537,500
John F. Maher........       0              367,542/128,500  3,733,971/1,138,375
Michael M. Pappas....  25,000   231,900    179,500/60,500   1,698,000/536,375
Eugene A. Crane......     250     2,206    174,083/58,500   1,755,154/517,125
Carl F. Geuther......       0              183,500/57,500   1,821,375/507,500
J. Lance Erikson.....     250     2,206    101,010/33,000     954,693/291,375

--------
(1) Each of the outstanding options was granted with an exercise price of 100% of fair market value on the date of grant, for a term (subject to earlier termination following specified periods after termination of employment or service) of ten years, and is generally exercisable no earlier than the first anniversary of the date of grant. The options outstanding as of December 31, 1995, under the 1988 Incentive Plan typically vest in equal installments over a term of four or five years from their respective dates of grant and are exercisable for up to two years after a termination of service or (in certain cases) for extended periods based on the terms of specific agreements with the Company. The options were granted under the Company's 1988 Incentive Plan or the 1979 Option Plan which includes similar provisions.
(2) The numbers shown in column (d) include all unexercised options held by the named officers, all of which were in-the-money. None of the named executive officers holds any outstanding SARs.
(3) Based solely on the market value of the Company's common stock at the end of 1995 minus the exercise price of "in-the-money" options.
(4) The exercisability of options to purchase 136,000 shares was accelerated and the post-termination exercise period for options to purchase 150,000 shares was extended pursuant to the 1995 amendments to Mr. Montgomery's employment agreement.

  The 1988 Incentive Plan permits the payment of the option or award price and tax withholding at the Administrator's discretion in cash or with shares of the Company's common stock, valued at their then fair market value, or a combination of shares and cash. The Board may, without shareholder approval, suspend or amend the 1988 Incentive Plan at any time, and the Administrator may, with the consent of a holder, substitute awards or modify the terms and conditions of an outstanding award, to, among other changes, extend the exercisability and term (subject to the maximum term limits), reduce the price, accelerate exercisability or vesting or preserve benefits of the award. But without shareholder approval, the Board may not materially increase the maximum number of shares which may be delivered pursuant to awards granted under the 1988 Incentive Plan, materially increase the benefits accruing to participants under the 1988 Incentive Plan or materially change the requirements as to the eligibility to participate in the 1988 Incentive Plan.

RESTRICTED STOCK

  In January 1992, the Administrator first authorized awards of performance based restricted stock under the 1988 Incentive Plan and established the specific vesting provisions for such awards as described below; Mr. Montgomery's award was modified pursuant to the 1995 amendments to Mr. Montgomery's employment agreement. If the recipient remains with the Company, the shares will vest completely 10 years after the award date (9 years under Mr. Montgomery's revised award). Prior to such time, they are subject to both accelerated vesting and risk of forfeiture to the Company, in whole or in part, upon certain events. The vesting is accelerated if and to the extent that the Company's common stock performance, as measured by appreciation, dividends and other distributions ("shareholder return"), over three year performance cycles, representing the three year period ending December 31, 1995 and periodically thereafter, exceeds by specified amounts the shareholder return (subject to certain adjustments) on common stocks of other designated banks, savings associations or related holding companies (the "peer group"). If the Company's percentile ranking relative to the peer group for the applicable three year period equals or exceeds the 50th percentile, the remaining performance based restricted shares vest in amounts ranging from 25% to 100% of the original award. Fifty percent of the original awards vested in early 1996 based on the Company's shareholder return for the three year period ended December 31, 1995. A portion of the award also will vest in event of the death or disability of the holder following the first anniversary of the award, at the rate of 20% per year. Vesting of these awards may be accelerated in certain other circumstances, including a change of control (subject to certain tax limitations) or retirement. Except as noted above and except in the case of a discharge without cause following a change of control, the unvested performance based restricted shares generally will be forfeited upon a termination of employment (or, in the case of Mr. Montgomery's termination of service as a consultant and as a director), subject to any entitlements under then effective employment agreements. The performance based restricted shares are registered to the recipient subject to transfer and forfeiture restrictions, but are held by the Company until such restrictions lapse. The recipients are entitled to dividends and have voting rights on these performance based restricted shares prior to the time the restrictions lapse.

  No awards of performance based restricted stock or other long-term incentive awards were granted to the named executive officers in 1995.

DEFERRED COMPENSATION PLANS

  Under the Company's deferred compensation plans, directors and executive officers are entitled to defer compensation until retirement, death, other termination of employment, or until specified dates. Participants receive a fixed rate yield based on the average annual interest rate of ten-year United States Treasury Notes for the previous ten years. An enhanced yield of up to 125 percent of the fixed rate yield will be payable in the event of death, retirement after age 55 under certain circumstances, and termination of employment after plan participation for a specified number of years. The plans permit participants to make an advance irrevocable election to receive a cash lump sum payment of their account balance within 45 days after a change of control. In addition, the plans permit directors and executive officers to elect within two years after a change of control to withdraw their account balance in a lump sum with a five percent penalty. If a participant is involuntarily or constructively terminated as a result of a change of control, the participant will be entitled to the enhanced yield, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. A change of control occurs under the plan when anyone acquires ownership of more than 50 percent of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition cease to constitute five-sixths of the board of directors of the Company or any successor thereafter. Mr. Montgomery's consulting agreement and Mr. Maher's employment agreement, however, provide for the preservation of previously elected deferrals and payment options in the event of a change of control. The plans provide for Company matching contributions on deferred compensation similar to those provided under the Employee Savings Incentive Plan (described below). The plans also provide for pension benefits based on deferred compensation similar to those provided under the Company's Retirement Plan (described below).

EMPLOYEE SAVINGS INCENTIVE PLAN

  Under the Employee Savings Incentive Plan (the "Savings Plan"), eligible employees may authorize payroll deductions for contributions which are invested in fixed income, stock, bond, or balanced funds at the participant's direction. Employee contributions are matched by the employer company in an amount equal to 50% of such contribution up to a maximum contribution of 6% of the employee's base salary, including overtime. The Board of Directors may authorize annually an additional contribution in an amount not to exceed the Company's mandatory contribution. The aggregate contribution for the named executive officers is included in the summary compensation table at pages 11 and 12. Matching contributions vest at the rate of 30% for each of the first two years of participation in the Savings Plan and the remaining 40% vests in the third year of participation. Certain participant borrowings against vested benefits are permitted under the Savings Plan.

SUPPLEMENTAL INCENTIVE PLAN

  The Supplemental Incentive Plan (the "Supplemental Plan") supplements benefits payable to executive officers covered by the Savings Plan whose benefits would otherwise be reduced under the Savings Plan because of applicable Internal Revenue Code limitations. Participants in the Savings Plan participate automatically in the Supplemental Plan to the extent that contributions and forfeitures to which they would be entitled under the Savings Plan are reduced under present Internal Revenue Code restrictions. The aggregate allocation for the named executive officers is included in the compensation table at pages 11 and 12. The Supplemental Plan will be merged into the Company's Deferred Compensation Plan applicable to executive officers.

RETIREMENT PLAN

  The Retirement Plan is a non-contributory group pension plan that provides for alternative fixed monthly benefits based on age at retirement. Benefits under the Retirement Plan depend on factors such as length of service, average monthly wage base and certain Social Security benefits. Employees over age 21 are eligible to participate after one year of service. Contributions to the plan trust are made by the Company on an actuarial basis and in an amount to obtain the maximum federal income tax deduction. Accrued benefits vest fully after five years of participation. Forfeitures of non-vested benefits are applied to reduce the Company's contributions.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The Supplemental Executive Retirement Plan provides a target retirement benefit at normal retirement (age 60 for Mr. Maher and age 62 for the other executives) equal to a percentage of average salary and bonus for certain executives who have completed specified years of service. The percentages and years of service specified under the plan are 65 percent and 20 years for Mr. Maher and 60 percent and 25 years for the other named executive officers. The amounts payable under this plan are reduced by Social Security benefits and benefits payable under the Company's Retirement Plan. If a participant is involuntarily or constructively terminated as a result of a change of control, the participant, if age 55 or older, will be entitled to full normal retirement benefits with no reduction for early retirement, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. If the terminated participant is under age 55, the retirement benefits payable will be reduced depending on actual years of service and will be payable beginning at age 55 with no further reduction, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. A change of control occurs under the plan when anyone acquires ownership of more than 50 percent of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition cease to constitute five-sixths of the board of directors of the Company or any successor. The plan will also provide the participants with retirement benefits that would otherwise exceed the annual limit on such benefits imposed by the Internal Revenue Code.

PENSION TABLES

  The amounts shown in the summary compensation table do not include any amounts expensed by the Company under the Company's Retirement Plan or the Supplemental Executive Retirement Plan, both of which are defined benefit plans, since the amount of the accruals thereunder are not determined on an individual basis by the actuaries for the plans. The following table illustrates the total annual retirement benefits which would be provided under the benefit formula described in the Retirement Plan and Supplemental Executive Retirement Plan to the named individuals referred to in the compensation table (other than Messrs. Montgomery and Maher) in various earnings classifications upon normal retirement in 1995. The benefit formula presently in both plans provides for an offset of certain Social Security benefits. The amounts shown in the following table do not reflect this offset.

                                                   YEARS OF CREDITED SERVICES
      AVERAGE PAY                                  ----------------------------
      FOR RETIREMENT                                                   25 YRS.
      PLAN PURPOSES                                15 YRS.   20 YRS.   OR MORE
      --------------                               --------  --------  --------
      $400,000....................................  144,000   192,000   240,000
       500,000....................................  180,000   240,000   300,000
       600,000....................................  216,000   288,000   360,000
       700,000....................................  252,000   336,000   420,000
       800,000....................................  288,000   384,000   480,000

  The following table illustrates the total annual retirement benefits which would be provided under both plans to Mr. Maher.

                                                       YEARS OF CREDITED SERVICE
      AVERAGE PAY FOR                                  -------------------------
      RETIREMENT PLAN                                               20 YRS. OR
      PURPOSES                                           15 YRS.       MORE
      ---------------                                  -------------------------
      $  900,000......................................     438,750       585,000
       1,000,000......................................     487,500       650,000
       1,200,000......................................     585,000       780,000
       1,400,000......................................     682,500       910,000
       1,600,000......................................     780,000     1,040,000
       1,800,000......................................     877,500     1,170,000

  Based on the amendments to his employment agreement, Mr. Montgomery's average pay for retirement plan purposes is $1,502,900 and based on 20 years and 4 months of credited service, he is entitled to annual retirement benefits of $965,295 as of December 31, 1995.

  The compensation covered by the benefit formula under the combined retirement plans is salary and bonus compensation (reduced by Social Security benefits), which is reported for the past three fiscal years in columns (c) and (d) in the summary compensation table on pages 11 and 12. For 1993, the named executives received half of their bonus in cash and half in the form of immediately exercisable market priced stock options. Accordingly, the bonus compensation covered by the benefit formula under the combined retirement plans for 1993 is that shown in column (d) of the summary compensation table multiplied by two.

  The following table sets forth certain retirement and benefit information for certain of the Company's executive officers. The tables above and the table below do not include the amount of the annual benefit ($46,600 based on present directors' fees) that will be payable to Mr. Maher under the Directors' Retirement Plan upon his retirement as a director.

                                        CURRENT ANNUAL YEARS OF ESTIMATED ANNUAL
                                           RATE OF     CREDITED  BENEFITS UPON
         NAME                            REMUNERATION  SERVICE   RETIREMENT (1)
         ----                           -------------- -------- ----------------
      John F. Maher....................   $1,075,750      22        $699,238
      Michael M. Pappas................      614,488      41         368,693
      Eugene A. Crane..................      518,320      34         310,992
      Carl F. Geuther..................      516,040      21         309,624
      J. Lance Erikson.................      400,100      27         240,060

--------

(1) The estimated annual benefits assume (i) the Retirement Plan and the Supplemental Executive Retirement Plan will continue in their present forms, (ii) the individuals affected will continue in the employ of GWFC until the applicable retirement date, and (iii) such individuals will continue to receive salaries and bonuses at the current rate until normal retirement age.

UMBRELLA TRUSTS

  The Board of Directors of the Company has authorized the establishment of two separate Umbrella Trusts (the "Trusts") as a security device for some or all of the participants in the Company's Supplemental Executive Retirement Plan, Directors' Retirement Plan, supplemental retirement benefit for Mr. Gryp, Supplemental Incentive Plan, and Directors and Senior Officers Deferred Compensation Plans (collectively, the "Plans").

  The Trusts provide that upon the occurrence of certain events, the Company will contribute to the Trusts various amounts, including the amount by which the present value of all benefits under the Plans exceeds the value of all trust assets. These events include: (i) the delivery to the Company by any person of a statement pursuant to the federal securities laws that such person has acquired beneficial ownership of more than 20 percent of any class of equity security of the Company entitled to vote as a class in the election or removal from office of directors or beneficial ownership of more than 20 percent of the voting power of any group of classes of equity securities of the Company entitled to vote as a single class in the election or removal from office of directors; (ii) the filing of a statement with the Securities and Exchange Commission pursuant to certain rules under the Securities and Exchange Act of 1934 (the "Exchange Act") relating to a proposed change of control of the Company; (iii) the delivery to the Company pursuant to rules under the Exchange Act of a tender offer statement relating to the equity securities of the Company; (iv) the filing with the Office of Thrift Supervision of an application for the change of control of the Company; (v) the termination of any of the Plans or any amendment of the Plans which would reduce the benefits currently provided for under such Plans; and (vi) failure by the Company to contribute, under certain circumstances, the full amount of any insufficiency in trust assets necessary to pay benefits. The contributions may be returned to the Company if there is no change of control (which is defined in the same manner as under the Supplemental Executive Retirement
Plan) within one year after the contribution is made. It is contemplated, however, that the Company will contribute, on a current basis, sufficient assets to the Trusts to equal the value of benefits which may be available under the Plans upon a change of control as defined therein.

  Under the terms of the Trusts, the Trustee will hold the trust assets for the benefit of the participants in the Plans unless the Company is unable to pay its debts as they become due or the Company is the subject of a pending proceeding as a debtor under the federal Bankruptcy Code. If either of those events occurs, the Trustee will hold the trust assets for the benefit of the general creditors of the Company, which may include participants in the Plans.

HOME LOAN PROGRAM

  The Company has a Home Loan Program permitting secured loans to employees, officers and directors at adjustable rates beginning at .25% over the Company's cost of funds. Loans under the Program may be made to finance the borrower's principal residence and generally must be secured by a first trust deed or mortgage on such residence. Executive officers and directors may obtain loans from GWFC for a primary residence in amounts up to 90% of the first $1,000,000 of appraised value and 80% of the excess appraised value. Executive officers and directors may also obtain loans for secondary residences in amounts up to 90% of the first $500,000 in appraised value, 80% of the next $500,000 in appraised value and 70% of the excess appraised value. Loans granted under the Program to executive officers and directors are reviewed and approved by the Board of Directors. See "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Party Transactions" for information regarding loans to directors and executive officers of the Company. Executive officers and directors become disqualified from participation in the Program after certain terminations of employment or service except those resulting from a change of control (as defined above for the Supplemental Executive Retirement Plan) or retirement. The Company may suspend or modify the provisions of this Program, but no suspension or modification after a change of control may detract from the benefit then available or increase the otherwise applicable interest rate under existing loans covered by the Program to directors and executive officers.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth information as of December 31, 1995, with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based upon reports filed with the Securities and Exchange Commission, and, as of February 29, 1996, the number of shares of the Company's Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of the Company's Common Stock beneficially owned by each nominee and director is set forth in "Election of Directors" and by each executive officer is set forth in "Executive Officers."

                                                AMOUNT AND NATURE OF PERCENT OF
 TITLE OF CLASS NAME OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   CLASS
 -------------- ------------------------        -------------------- ----------
 Common Stock   Wellington Management Company        10,858,257(1)      7.95%
                 75 State Street
                 Boston, Massachusetts 02109
 Common Stock   Vanguard/Windsor Funds, Inc.         10,242,693(2)      7.50%
                 Vanguard Financial Center
                 Valley Forge, Pennsylvania
                 19482
 Common Stock   All Directors and Executive           2,550,636(3)      1.86%
                 Officers as a Group (16)

--------
(1) Wellington Management Company ("WMC") has reported that it is an investment adviser and, as such, is considered beneficial owner in the aggregate of the shares listed in the table. WMC has declared that it has shared power to vote 4,902 of the shares and shared dispositive power over all of the shares shown in the table. The shares shown in the table for the Vanguard/Windsor Funds, Inc. are also included in the total amount reported in the table for WMC.
(2) The Vanguard/Windsor Funds, Inc. ("Vanguard/Windsor") has reported that it is an investment company and, as such, is considered the beneficial owner in the aggregate of the shares listed in the table. Vanguard/Windsor has declared that it has sole power to vote or direct the vote and shared power to dispose or to direct the disposition of the shares shown in the table.
(3) The amount in the table includes options to purchase 1,676,135 shares under employee stock options which are exercisable on or within 60 days after the record date, and 2,132 shares held in trust under the Savings Plan with respect to which such persons have the right to direct the vote.

                            INDEPENDENT ACCOUNTANTS

  Price Waterhouse was selected as the Company's independent accountants for 1995 and for the current year, having served in that capacity since 1964.

  It is expected that a representative of Price Waterhouse will be present at the annual meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Shareholders proposals, if any, which may be considered for inclusion in the Company's Proxy materials for the 1997 Annual Meeting must be received by the Company at its headquarters office not later than November 21, 1996, and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's Proxy materials for that meeting.

                  ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

  The Company's bylaws presently provide that shareholder nominations of directors may be made at, and other business may be brought before, the annual meeting by shareholders only in compliance with certain advance notice and informational requirements and any other applicable requirements.

  The bylaws provide that the annual meeting of shareholders of the Company shall be held on the fourth Tuesday in April in each year or on such other date as the Board of Directors may designate. In order to be timely, a shareholder's notice of director nominations or of business to be brought before the annual meeting must be delivered to or mailed and received by the Secretary of the Company at 9200 Oakdale Avenue, Chatsworth, California 91311 not less than 60 or more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

  If the annual meeting is called for a date that is not within the 30 days before or after such anniversary date, notice by the stockholder to be timely must be delivered to or received by the Secretary of the Company at the above address not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting is mailed to shareholders or public disclosure of the date of the meeting is made, whichever first occurs. Any scheduled meeting of the shareholders may be postponed or canceled by the Board of Directors by giving public notice prior to the scheduled meeting.

  The 1996 annual meeting of shareholders will be held on April 23, 1996. Accordingly, unless the 1997 annual meeting is called for a date before March 24, 1997, or after May 23, 1997, a shareholder's notice of director nominations or of business to be brought before the 1997 annual meeting must be delivered to or mailed and received by the Secretary of the Company between January 23, 1997, and February 22, 1997.

  A shareholder's notice of director nominations or of business to be brought before the annual meeting also must contain certain information required by the bylaws of the Company. Copies of the Company's bylaws are available upon request to the Secretary of the Company at the above address.

  The present requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's Proxy materials for a meeting of shareholders.

                                 OTHER MATTERS

  The Board of Directors has no present intention to present to the meeting for action any matters other than those described above and matters incident to the conduct of the meeting. If any other business comes before the meeting or any adjournment thereof (including but not limited to matters of which the Board of Directors is currently unaware) for which specific authority has not been solicited from the shareholders, then to the extent permitted by law, including the rules of the Securities and Exchange Commission, the Proxy grants to the persons named therein the discretionary authority to vote thereon in accordance with their best judgment.

  A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR 1995 TO THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED WHEN AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO THE COMPANY, MAIL STOPN 11 35, 9200 OAKDALE AVENUE, CHATSWORTH, CALIFORNIA 91311-6519, ATTENTION: MARKETING SERVICES, TELEPHONE 1-800-GWF-8668.

  ALL SHAREHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

                                          J. LANCE ERIKSON

                                             Secretary

March 21, 1996

PROXY                                                                      PROXY
                      GREAT WESTERN FINANCIAL CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         ANNUAL MEETING APRIL 23, 1996

 The undersigned hereby constitutes and appoints JAMES F. MONTGOMERY and JOHN
F. MAHER, each with the power to act without the other, attorneys and proxies of the undersigned, each with the power of substitution, to attend, act for and vote all shares of common stock of Great Western Financial Corporation to which the undersigned may be entitled to vote and with all powers which the undersigned would possess if present at the annual meeting of shareholders of Great Western Financial Corporation, a Delaware Corporation, to be held in the Company's Employee Center at 19809 Prairie Street, Chatsworth, California 91311, on Tuesday, April 23, 1996 at 11:00 A.M., and at any adjournments thereof, with respect to the election of directors in the manner indicated.
 In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

   PLEASE SIGN, DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

                          (continued on reverse side)

                      GREAT WESTERN FINANCIAL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1. Election of Directors
   Nominees: David Alexander, H. Frederick Christie, Charles D. Miller.

                FOR                        WITHHOLD AUTHORITY
   all nominees listed to the left      to vote for all nominees
  (except as marked to the contrary)      listed to the right

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:)

------------------------------------------------------------------------------
Nominee Exception

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE LEFT.

Dated: __________________________________ , 1996

Signature(s)____________________________________

________________________________________________

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                          -- FOLD AND DETACH HERE --


                             --------------------
                               ADMISSION TICKET
                             --------------------


                                ANNUAL MEETING
                                      OF
               GREAT WESTERN FINANCIAL CORPORATION SHAREHOLDERS

                            Tuesday, April 23, 1996
                                  11:00 a.m.
                                Employee Center
                             19809 Prairie Street
                             Chatsworth, CA 91311